Exhibit 99

MATRIX SERVICE COMPANY REPORTS THIRD QUARTER RESULTS
TULSA, OK – May 9, 2017 – Matrix Service Company (Nasdaq: MTRX), a leading contractor to the energy, power and industrial markets across North America, today reported financial results for its third quarter ended March 31, 2017.
Key highlights:

•	Increased cost estimate on an Electrical Infrastructure project results in profit reduction on work to date; minimal go forward profit margin expected on this project

•	Under recovery of overhead due to continued low revenue volume also impacts earnings

•	Results in the quarter generate a loss of $0.52 per share on consolidated revenue of $251.2 million

•	Consolidated backlog is $790.4 million on improving bookings in the Oil Gas & Chemical segment compared to $814.0 million at December 31, 2016

•	Company expects full year earnings per share to be near breakeven
“As we announced in our Business Update in late April, our third quarter results were negatively impacted by the forecasted financial outcome of a major project in our Electrical Infrastructure segment. The deterioration is a result of various factors that are impacting schedule progress, labor productivity, and turnover of key systems to the client. Despite these factors, we are very confident in our project team’s ability to complete the project safely and to the high quality standards to which we hold ourselves,” said John R. Hewitt, President and Chief Executive Officer of Matrix Service Company. “Given our strong relationship and historical experience with this customer, we believe we can reach an equitable outcome for both parties."
Hewitt added, "More impactful to annual results has been the ongoing delays in new project awards and starts as well as depressed maintenance spending. These impacts to revenue, alone, resulted in a small loss for the third quarter, and from an operating perspective we anticipate only modest improvement in the fourth quarter. While we are extremely disappointed with these overall results, we remain optimistic about the long-term performance of our business and our strategic vision. We are actively managing our cost structure to meet our current and future customer commitments as markets improve. Continued strong bidding activity and other key indicators all point to improving capital project and maintenance spending in fiscal 2018.”
Third Quarter Fiscal 2017 Results
Consolidated revenue was $251.2 million for the three months ended March 31, 2017, compared to $309.4 million in the same period in the prior fiscal year. The decrease was caused by the quarterly impact of the project discussed above as well as lower volume in the Storage Solutions segment, which was nominally offset by higher volume in the Oil Gas & Chemical segment. The Company lost $13.8 million, or $0.52 per fully diluted share in the third quarter of fiscal 2017 compared to earnings of $4.4 million, or $0.16 per fully diluted share in the prior year.
Consolidated gross profit (loss) was $(2.6) million in the three months ended March 31, 2017 compared to $27.3 million in the three months ended March 31, 2016. The gross margin was (1.0)% in the three months ended March 31, 2017 compared to 8.8% in the same period in the prior fiscal year. Very strong project execution throughout the business was offset by the Electrical Infrastructure project discussed above, as well as lower volumes, which led to significantly increased under recovery of construction overhead costs.
Consolidated SG&A expenses were $18.6 million in the three months ended March 31, 2017 compared to $21.0 million in the same period a year earlier. The decrease in SG&A expense in fiscal 2017 was primarily attributable to a reversal of incentive compensation expense.

Nine Month Fiscal 2017 Results
Consolidated revenue was $905.7 million for the nine months ended March 31, 2017, compared to $952.3 million in the same period in the prior fiscal year. The decrease resulted from lower volumes in the Industrial and Oil Gas & Chemical segments, which were partially offset by higher volumes in the Electrical Infrastructure segment. The Company earned $0.8 million, or $0.03 per fully diluted share during the nine months ended March 31, 2017 compared to $19.7 million, or $0.73 per fully diluted share in the prior year.
Consolidated gross profit decreased from $91.9 million in the nine months ended March 31, 2016 to $57.9 million in the nine months ended March 31, 2017. The gross margin decreased to 6.4% in the nine months ended March 31, 2017 compared to 9.6% in the same period in the prior fiscal year. Very strong project execution throughout the business was offset by the Electrical Infrastructure project discussed above, as well as lower volumes, which led to significantly increased under recovery of construction overhead costs.
Consolidated SG&A expenses were $56.5 million in the nine months ended March 31, 2017 compared to $65.5 million in the same period a year earlier. The decrease in SG&A expense in fiscal 2017 was partially due to a reduction of fiscal 2017 incentive compensation expense. In addition, fiscal 2016 SG&A was impacted by a non-routine bad debt charge of $5.2 million from a client bankruptcy.
Backlog
Backlog at March 31, 2017 was $790.4 million compared to $814.0 million at December 31, 2016 on project awards of $227.7 million.
Financial Position
Availability under the Company's credit facility of $106.8 million along with the Company's cash balance of $39.7 million provided liquidity of $146.5 million at March 31, 2017, a decrease of $81.9 million since December 31, 2016. This reduction is primarily attributable to a capacity constraint triggered by the Company's financial performance in the quarter. During the quarter, the Company paid down debt in the amount of $28.3 million. The Company's liquidity continues to support its long-term strategic growth plans.
Conference Call / Webcast Details
In conjunction with the earnings release, Matrix Service Company will host a conference call / webcast with John R. Hewitt, President and CEO, and Kevin S. Cavanah, Vice President and CFO. The call will take place at 10:30 a.m. (Eastern) / 9:30 a.m. (Central) on Wednesday, May 10, 2017 and will be simultaneously broadcast live over the Internet which can be accessed at the Company’s website at matrixservicecompany.com on the Investors’ page under Conference Calls/Events. Please allow extra time prior to the call to visit the site and download the streaming media software required to listen to the Internet broadcast. The conference call will be recorded and will be available for replay within one hour of completion of the live call and can be accessed following the same link as the live call.
About Matrix Service Company
Founded in 1984, Matrix Service Company is parent to a family of companies that include Matrix Service, Matrix NAC, Matrix PDM Engineering and Matrix Applied Technologies. Our subsidiaries design, build and maintain infrastructure critical to North America's energy, power and industrial markets. Matrix Service Company is headquartered in Tulsa, Oklahoma with subsidiary offices located throughout the United States and Canada, as well as Sydney, Australia and Seoul, South Korea.
The Company reports its financial results based on four key operating segments: Electrical Infrastructure, Storage Solutions, Oil Gas & Chemical and Industrial. To learn more about Matrix Service Company, visit matrixservicecompany.com.

This release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as “anticipate,” “continues,” “expect,” “forecast,” “outlook,” “believe,” “estimate,” “should” and “will” and words of similar effect that convey future meaning, concerning the Company’s operations, economic performance and management’s best judgment as to what may occur in the future. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. The actual results for the current and future periods and other corporate developments will depend upon a number of economic, competitive and other influences, including those factors discussed in the “Risk Factors” and “Forward Looking Statements” sections and elsewhere in the Company’s reports and filings made from time to time with the Securities and Exchange Commission. Many of these risks and uncertainties are beyond the control of the Company, and any one of which, or a combination of which, could materially and adversely affect the results of the Company's operations and its financial condition. We undertake no obligation to update information contained in this release, except as required by law.
For more information, please contact:
Matrix Service Company
Kevin S. Cavanah
Vice President and CFO
T: 918-838-8822
Email:kcavanah@matrixservicecompany.com

Matrix Service Company
Condensed Consolidated Statements of Income
(unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Revenues	$251,237	$309,422	$905,673	$952,282
Cost of revenues	253,851	282,119	847,797	860,390
Gross profit (loss)	(2,614)	27,303	57,876	91,892
Selling, general and administrative expenses	18,596	20,956	56,548	65,509
Operating income (loss)	(21,210)	6,347	1,328	26,383
Other income (expense):
Interest expense	(833)	(241)	(1,573)	(756)
Interest income	73	56	111	147
Other	(51)	(109)	3	(311)
Income (loss) before income tax expense	(22,021)	6,053	(131)	25,463
Provision (benefit) for federal, state and foreign income taxes	(8,521)	2,507	(1,223)	9,060
Net income (loss)	(13,500)	3,546	1,092	16,403
Less: Net income (loss) attributable to noncontrolling interest	321	(811)	321	(3,326)
Net income (loss) attributable to Matrix Service Company	$(13,821)	$4,357	$771	$19,729

Basic earnings (loss) per common share	$(0.52)	$0.16	$0.03	$0.74
Diluted earnings (loss) per common share	$(0.52)	$0.16	$0.03	$0.73
Weighted average common shares outstanding:
Basic	26,594	26,758	26,511	26,651
Diluted	26,594	27,054	26,838	27,191

Matrix Service Company
Condensed Consolidated Balance Sheets
(unaudited)
(In thousands)

	March 31, 2017	June 30, 2016
Assets
Current assets:
Cash and cash equivalents	$39,697	$71,656
Accounts receivable, less allowances (March 31, 2017— $9,247 and June 30, 2016—$8,403)	223,338	190,434
Costs and estimated earnings in excess of billings on uncompleted contracts	69,986	104,001
Inventories	3,926	3,935
Income taxes receivable	5,314	9
Other current assets	7,373	5,411
Total current assets	349,634	375,446
Property, plant and equipment at cost:
Land and buildings	39,826	39,224
Construction equipment	93,178	90,386
Transportation equipment	48,156	49,046
Office equipment and software	36,284	29,577
Construction in progress	5,827	7,475
Total property, plant and equipment - at cost	223,271	215,708
Accumulated depreciation	(141,308)	(130,977)
Property, plant and equipment - net	81,963	84,731
Goodwill	113,182	78,293
Other intangible assets	27,781	20,999
Deferred income taxes	5,663	3,719
Other assets	2,045	1,779
Total assets	$580,268	$564,967

Matrix Service Company
Condensed Consolidated Balance Sheets (continued)
(unaudited)
(In thousands, except share data)

	March 31, 2017	June 30, 2016
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$97,271	$141,445
Billings on uncompleted contracts in excess of costs and estimated earnings	75,424	58,327
Accrued wages and benefits	25,102	27,716
Accrued insurance	8,804	9,246
Income taxes payable	148	2,675
Other accrued expenses	8,314	6,621
Total current liabilities	215,063	246,030
Deferred income taxes	377	3,198
Borrowings under senior revolving credit facility	44,139	—
Other liabilities	472	173
Total liabilities	260,051	249,401
Commitments and contingencies
Stockholders’ equity:
Matrix Service Company stockholders' equity:
Common stock—$.01 par value; 60,000,000 shares authorized; 27,888,217 shares issued as of March 31, 2017, and June 30, 2016; 26,594,319 and 26,297,145 shares outstanding as of March 31, 2017 and June 30, 2016	279	279
Additional paid-in capital	126,513	127,058
Retained earnings	223,928	223,157
Accumulated other comprehensive loss	(7,807)	(6,845)
	342,913	343,649
Less: Treasury stock, at cost — 1,293,898 shares as of March 31, 2017, and 1,591,072 shares as of June 30, 2016	(22,696)	(26,907)
Total Matrix Service Company stockholders’ equity	320,217	316,742
Noncontrolling interest	—	(1,176)
Total stockholders' equity	320,217	315,566
Total liabilities and stockholders’ equity	$580,268	$564,967

Matrix Service Company
Results of Operations
(unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	March 31, 2017	March 31, 2016	March 31, 2017	March 31, 2016
Gross revenues
Electrical Infrastructure	$82,032	$94,414	$273,215	$251,437
Oil Gas & Chemical	69,295	56,251	164,036	188,682
Storage Solutions	74,431	132,857	403,008	400,074
Industrial	26,501	26,650	74,254	116,375
Total gross revenues	$252,259	$310,172	$914,513	$956,568
Less: Inter-segment revenues
Oil Gas & Chemical	$407	$522	$6,892	$3,102
Storage Solutions	379	228	677	1,040
Industrial	236	—	1,271	144
Total inter-segment revenues	$1,022	$750	$8,840	$4,286
Consolidated revenues
Electrical Infrastructure	$82,032	$94,414	$273,215	$251,437
Oil Gas & Chemical	68,888	55,729	157,144	185,580
Storage Solutions	74,052	132,629	402,331	399,034
Industrial	26,265	26,650	72,983	116,231
Total consolidated revenues	$251,237	$309,422	$905,673	$952,282
Gross profit (loss)
Electrical Infrastructure	$(13,371)	$10,407	$(896)	$19,136
Oil Gas & Chemical	4,333	2,616	6,765	14,270
Storage Solutions	5,456	15,108	48,980	49,766
Industrial	968	(828)	3,027	8,720
Total gross profit (loss)	$(2,614)	$27,303	$57,876	$91,892
Operating income (loss)
Electrical Infrastructure	$(16,306)	$4,948	$(13,085)	$5,425
Oil Gas & Chemical	(2,199)	(1,964)	(7,054)	(3,577)
Storage Solutions	(1,552)	6,382	23,463	24,305
Industrial	(1,153)	(3,019)	(1,996)	230
Total operating income (loss)	$(21,210)	$6,347	$1,328	$26,383

Backlog
We define backlog as the total dollar amount of revenue that we expect to recognize as a result of performing work that has been awarded to us through a signed contract, notice to proceed or other type of assurance that we consider firm. The following arrangements are considered firm:

•	fixed-price awards;

•	minimum customer commitments on cost plus arrangements; and

•	certain time and material arrangements in which the estimated value is firm or can be estimated with a reasonable amount of certainty in both timing and amounts.
For long-term maintenance contracts and other established arrangements, we include only the amounts that we expect to recognize into revenue over the next 12 months. For all other arrangements, we calculate backlog as the estimated contract amount less revenue recognized as of the reporting date.
The following table provides a summary of changes in our backlog for the three months ended March 31, 2017:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of December 31, 2016	$338,413	$209,505	$185,491	$80,581	$813,990
Project awards	57,630	100,459	52,981	16,592	227,662
Revenue recognized	(82,032)	(68,888)	(74,052)	(26,265)	(251,237)
Backlog as of March 31, 2017	$314,011	$241,076	$164,420	$70,908	$790,415
The following table provides a summary of changes in our backlog for the nine months ended March 31, 2017:

	Electrical Infrastructure	Oil Gas & Chemical	Storage Solutions	Industrial	Total
	(In thousands)
Backlog as of June 30, 2016	$369,791	$91,478	$359,013	$48,390	$868,672
Project awards	217,435	280,240	207,738	92,306	797,719
Acquired backlog from Houston Interests (Note 2)	—	26,502	—	3,195	29,697
Revenue recognized	(273,215)	(157,144)	(402,331)	(72,983)	(905,673)
Backlog as of March 31, 2017	$314,011	$241,076	$164,420	$70,908	$790,415